EXECUTION VERSION

FOURTH AMENDMENT

TO

FINANCING AGREEMENT

THIS FOURTH AMENDMENT TO FINANCING AGREEMENT (this “Amendment”), dated as of December 29, 2010 (the “Effective Date”), by and among ENVIRONMENTAL QUALITY MANAGEMENT, INC., an Ohio corporation (“EQMI”), EQ ENGINEERS, LLC, an Indiana limited liability company (“EQE” and together with EQMI, each a “Borrower” and collectively, “Borrowers”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Bank”), is as follows:

Preliminary Statements

A.           Borrowers and Bank are parties to a Financing Agreement dated as of October 31, 2006, as amended by the First Amendment to Financing Agreement dated as of October 1, 2007, the Second Amendment to Financing Agreement dated as of September 12, 2008, and the Third Amendment to Financing Agreement dated as of February 10, 2009 (as amended, the “Financing Agreement”). Capitalized terms which are used, but not defined, in this Amendment will have the meanings given to them in the Financing Agreement.

B.           Borrowers have requested that Bank: (i) consent to the Stock Repurchase Transactions (as defined in Section 2 below) and (ii) make certain other changes to the Financing Agreement and certain of the other Loan Documents, all as more specifically set forth herein.

C.           Bank is willing to consent to such requests and so amend the Financing Agreement and other Loan Documents, all as contemplated by the terms, and subject to the conditions, of this Amendment.

Statement of Amendment

In consideration of the covenants, agreements, and conditions set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrowers hereby agree as follows:

1.            Amendments to Financing Agreement. Subject to the satisfaction of the conditions of this Amendment, the Financing Agreement is hereby amended as follows:

1.1           Section 1.1 of the Financing Agreement is hereby amended by the addition of the following new definitions, in their proper alphabetical order, to provide in their respective entireties as follows:

“Fox Seller” means Kevin Fox, an individual and resident of the State of Ohio, and his heirs, successors, and assigns.

“Fox Stock Repurchase” means the repurchase by EQMI of all of the Capital Stock of EQMI owned by the Fox Seller, all in accordance with, and pursuant to the terms of, the Fox Stock Repurchase Documents.

“Fox Stock Repurchase Agreement” means the Stock Purchase Agreement between the Fox Seller and EQMI dated as of December 29, 2010.

“Fox Stock Repurchase Documents” means the Fox Stock Repurchase Agreement, the Fox Subordinated Note, and all other documents, instruments, and agreements executed and/or delivered by any of the parties to the Fox Stock Repurchase Agreement in connection with the Fox Stock Repurchase.

“Fox Subordinated Debt” means, collectively, (i) the Indebtedness evidenced by the Fox Subordinated Note and (ii) all other Indebtedness, now or in the future existing and whether consisting of any principal, interest, fees, expenses (including attorneys’ fees), indemnities, charges or other sums owed by E QMI to the Fox Seller in connection with the Fox Stock Repurchase Documents, however any of that Indebtedness may be evidenced or acquired, such amounts in (i) and (ii) as now exists or may, after the date of this Agreement, be renewed, extended, consolidated, adjusted or increased subject to the terms of this Agreement.

“Fox Subordinated Debt Default” means any of the following (or any combination of the following): (a) the occurrence and continuance of a default or breach by EQMI of or under any of the Fox Stock Repurchase Documents, after the lapse of any applicable notice and cure periods, that would permit the Fox Seller to accelerate the maturity of any of the Fox Subordinated Debt, or (b) any acceleration of any of the Fox Subordinated Debt.

“Fox Subordinated Note” means the Promissory Note in the original principal amount of $162,912.34 made by EQMI to the order of the Fox Seller.

“Fox Subordination Agreement” means the Subordination Agreement dated as of December 29, 2010 between Bank and the Fox Seller.

“Kemner Seller” means each of, and collectively, William F. Kemner and Sharon E. Kemner, Trustees of the Kemner Family Trust dated May 12, 2004, as amended, and their respective successors, and assigns.

“Kemner Stock Repurchase” means the repurchase by EQMI of all of the Capital Stock of EQMI owned by the Kemner Seller, all in accordance with, and pursuant to the terms of, the Kemner Stock Repurchase Documents.

“Kemner Stock Repurchase Agreement” means the Stock Purchase Agreement among the Kemner Seller, EQMI, and the other parties thereto dated as of December 29, 2010.

“Kemner Stock Repurchase Documents” means the Kemner Stock Repurchase Agreement, the Kemner Subordinated Note, and all other documents, instruments, and agreements executed and/or delivered by any of the parties to the Kemner Stock Repurchase Agreement in connection with the Kemner Stock Repurchase.

“Kemner Subordinated Debt” means, collectively, (i) the Indebtedness evidenced by the Kemner Subordinated Note and (ii) all other Indebtedness, now or in the future existing and whether consisting of any principal, interest, fees, expenses (including attorneys’ fees), indemnities, charges or other sums owed by EQMI to the Kemner Seller (or any one of them) in connection with the Kemner Stock Repurchase Documents, however any of that Indebtedness may be evidenced or acquired, such amounts in (i) and (ii) as now exists or may, after the date of this Agreement, be renewed, extended, consolidated, adjusted or increased subject to the terms of this Agreement.

“Kemner Subordinated Debt Default” means any of the following (or any combination of the following): (a) the occurrence and continuance of a default or breach by EQMI of or under any of the Kemner Stock Repurchase Documents, after the lapse of any applicable notice and cure periods, that would permit the Kemner Seller to accelerate the maturity of any of the Kemner Subordinated Debt, or (b) any acceleration of any of the Kemner Subordinated Debt.

“Kemner Subordinated Note” means the Promissory Note in the original principal amount of $223,608 made by EQMI to the order of the Kemner Seller.

“Kemner Subordination Agreement” means the Subordination Agreement dated as of December 29, 2010 between Bank and the Kemner Seller.

1.2           The following definitions in Section 1.1 of the Financing Agreement are hereby amended in their entirety by substituting the following in their respective places:

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in:

(i)          a change in the ownership of EQMI such that Argentum fails to (a) own legally and beneficially, free and clear of any Liens, greater than 50%, on a fully diluted basis, of the issued and outstanding voting Capital Stock of EQMI or (b) have the power to direct or cause the direction of the management and policies of EQMI;

(ii)         the election of a director of EQMI as a result of which Argentum has neither designated nor has the right to designate at least a majority of EQMI’s Board of Directors;

(iii)        a change in the percentage ownership of EQMI among the Persons who are stockholders of EQMI as of the Closing Date which Bank, in its discretion, deems materially adverse; provided that changes in relative percentages resulting from the exercise of the Warrants or from repurchases or purchases by EQMI or any of the shareholders pursuant to their rights under the Stock Restriction Agreements or the Shareholders Agreement are deemed not to be materially adverse within the meaning of this clause;

(iv)        Jack Greber or an Approved Successor ceases, for any reason, to serve as chief executive officer of EQMI actively involved in EQMI’s management for more than 30 days. For purposes of the foregoing, an “Approved Successor” is the chief executive officer of EQMI elected by the directors of EQMI after Jack Greber or any Approved Successor ceases to serve as chief executive officer of EQMI and who is reasonably acceptable to Bank; or

(v)         a change in the ownership of EQE such that EQMI fails to (a) own legally and beneficially, free and clear of any Liens (other than the EQE Pledges (as defined in the Second Amendment to this Agreement) and Liens in favor of Bank), 100%, on a fully diluted basis, of the issued and outstanding voting Capital Stock of EQE or (b) have the power to direct or cause the direction of the management and policies of EQE.

“Loan Documents” means this Agreement, the Joinder Agreement, the Revolving Loan Note, the Security Agreements, the Letter of Credit Documents, each Insurance Agreement and Life Insurance Assignment (as defined in Section 5.2), the Cross-Guaranties, the Kemner Subordination Agreement, the Fox Subordination Agreement, the documents, instruments and agreements executed in connection with the Federal Assignment of Claims Act and any state Assignment of Claims Law, and all other agreements, instruments and documents relating to the Loans, including mortgages, deeds of trust, security agreements, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, collateral assignments, locked box and cash management agreements, letter agreements, contracts, notices, leases, financing statements and letters of credit and applications therefor and all other writings, all of which must be in form and substance satisfactory to Bank, which have been, are as of the date of this Agreement, or will in the future be signed by, or on behalf of, any one or more Borrowers and delivered to Bank.

1.3            Section 9.6 of the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

9.6           Indebtedness.Error! Bookmark not defined. Except for (i) Indebtedness disclosed in the Financials delivered on or before the Closing Date, (ii) the Obligations, (iii) Indebtedness (a) which is unsecured, (b) which is not for borrowed money, (c) which has been incurred in the ordinary course of Borrower’s business, (d) which is not otherwise prohibited under any provision of this Agreement, and (e) the nonpayment of or other default under which would not have a Material Adverse Effect, (iv) the EQE Acquisition Debt, the Kemner Subordinated Debt, and the Fox Subordinated Debt, and (v) other Indebtedness permitted to be incurred or paid by Borrower pursuant to Section 10.10, Borrower has no Indebtedness. Except as otherwise set forth or reflected in the Financials, no Borrower has guaranteed the obligations of any Person (except for the Cross-Guaranty and by indorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in the usual course of Borrowers’ business).

1.4           Clause (i) in the opening paragraph of Section 10.10 is hereby amended in its entirety by substituting the following in its place:

(i) Other than the Obligations, the Cross-Guaranty, the Fox Subordinated Debt existing on the Effective Date (as defined in the Fourth Amendment to this Agreement) and the Kemner Subordinated Debt existing on the Effective Date (as defined in the Fourth Amendment to this Agreement), Borrowers will not incur any Indebtedness other than:

1.5           Section 10 of the Financing Agreement is hereby amended by the addition of new Sections 10.32 and 10.33, in their proper numerical order, to provide in their respective entireties as follows:

10.32         Payments on Fox Subordinated Debt; Amendments. Borrowers will not (a) make any payment (including any principal, premium, interest, fee or charge) with respect to any Fox Subordinated Debt except as expressly permitted by the Fox Subordination Agreement, (b) repurchase or acquire for value any of the Fox Subordinated Debt or (c) amend, or consent to any amendment to, the Fox Stock Repurchase Documents, or any one or more thereof.

10.33         Payments on Kemner Subordinated Debt; Amendments. Borrowers will not (a) make any payment (including any principal, premium, interest, fee or charge) with respect to any Kemner Subordinated Debt except as expressly permitted by the Kemner Subordination Agreement, (b) repurchase or acquire for value any of the Kemner Subordinated Debt or (c) amend, or consent to any amendment to, the Kemner Stock Repurchase Documents, or any one or more thereof.

1.6           Section 12.1(i)(s) of the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

(s)          (i) There occurs a EQE Acquisition Debt Default which has not been waived in writing by the applicable EQE Seller; (ii) there occurs a Fox Subordinated Debt Default which has not been waived in writing by the Fox Seller; (iii) there occurs a Kemner Subordinated Debt Default which has not been waived in writing by the Kemner Seller; (iv) the Fox Seller defaults under the Fox Subordination Agreement or the Fox Seller denies his obligations under the Fox Subordination Agreement; (v) any Kemner Seller defaults under the Kemner Subordination Agreement or any Kemner Seller denies its obligations under the Kemner Subordination Agreement; or (vi) either of the Fox Subordination Agreement or the Kemner Subordination Agreement is terminated or ceases, for any reason, to be in full force and effect (other than as agreed in writing by Bank or in accordance with its express terms).

1.7           Section 1.2(iii) of Exhibit F to the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

(iii)        “Fixed Charges” means, for the applicable 12 Month Period, the total (without duplication), in Dollars, of (all as determined in accordance with GAAP consistently applied): (a) the principal amount of Borrowers’ long-term debt and obligations, in each case, paid or which were scheduled to be paid during the applicable 12 Month Period; (b) scheduled capital lease payments paid or which were scheduled to be paid during the applicable 12 Month Period; (c) Borrowers’ aggregate interest expense for the applicable 12 Month Period, including interest paid on the Obligations, all Indebtedness, capital lease obligations and any other Indebtedness for the applicable 12 Month Period (including amortization of original issue discount and non-cash interest payments), and (d) the aggregate amount of cash payments of redemptions, dividends and distributions made by EQMI (including, without limitation, Permitted Redemption Distributions, cash payments made pursuant to the Fox Stock Purchase, and cash payments made pursuant to the Kemner Stock Repurchase) for the applicable 12 Month Period; provided that nothing herein is intended, or shall be construed, to constitute Bank’s consent to any dividends or distributions not expressly permitted pursuant to the terms of the Financing Agreement or other Loan Documents.

1.8           Schedule 9.18 to the Financing Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 9.18 in its place.

2.            Consents by Bank. Borrowers have requested that Bank consent to the Fox Stock Repurchase, the Fox Subordinated Debt, the Kemner Stock Repurchase, and the Kemner Subordinated Debt (each as defined in Section 1.1 of this Amendment) (collectively, the “Stock Repurchase Transactions”), as required under the Financing Agreement. Subject to the terms, and on the conditions, of this Amendment, Bank hereby consents to the Stock Repurchase Transactions. The consents provided in this Section 2, either alone or together with other consents which Bank may give from time to time, shall not, by course of dealing, implication or otherwise, obligate Bank to consent to any other (a) repurchase, redemption or other acquisition of any Capital Stock of any Borrower otherwise prohibited by the Financing Agreement or (2) incurrence of Indebtedness otherwise prohibited by the Financing Agreement, in any case past, present or future, other than those specifically consented to by this Amendment, or reduce, restrict or in any way affect the discretion of Bank in considering any future consent requested by Borrowers.

3.            Conditions; Other Documents. As a condition precedent to the effectiveness of this Amendment and the consents delineated in Section 2 of this Amendment, with the signing of this Amendment, Borrowers will deliver, or cause to be delivered, to Bank: (i) a Subordination Agreement, in form and substance satisfactory to Bank, duly executed by each of the Fox Seller and the Kemner Seller; (ii) copies, certified by the Secretary of each Borrower, of resolutions of the Board of Directors or managers, as applicable, of such Borrower, authorizing the execution of this Amendment and all other documents executed in connection herewith, which certificates and resolutions will be in form and substance satisfactory to Bank; (iii) the Reaffirmation of Subordination set forth after the signatures below, duly executed by Argentum; and (iv) such other documents, instruments, and agreements deemed necessary by Bank to effect the amendments to Borrowers’ credit facilities with Bank contemplated by this Amendment.

4.            Representations. To induce Bank to accept this Amendment, Borrowers hereby represent and warrant to Bank as follows:

4.1          Each Borrower has full power and authority to enter into, and to perform its obligations under, this Amendment and the other Loan Documents executed, amended, or amended and restated in connection herewith (collectively, the “Fourth Amendment Documents”) and the execution and delivery of, and the performance of its obligations under and arising out of, each Fourth Amendment Document has been duly authorized by all necessary corporate or limited liability company action, as applicable.

4.2          Each Fourth Amendment Document constitutes the legal, valid and binding obligations of such Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

4.3          Each of Borrowers’ representations and warranties contained in the Loan Documents are complete and correct in all material respects as of the date of this Amendment with the same effect as though these representations and warranties had been made again on and as of the date of this Amendment (except where such representations and warranties speak solely as of an earlier date), subject to those changes as are not prohibited by, or do not constitute Events of Default under, the Financing Agreement.

4.4          No Event of Default has occurred and is continuing under the Financing Agreement.

4.5          As of the closing of the Stock Repurchase Transactions:

(i)          EQMI, the Fox Seller, and the Kemner Seller (collectively, the “Repurchase Parties”) each will have adequate power and authority and have full legal right to enter into each of the Fox Stock Repurchase Documents and the Kemner Stock Repurchase Documents (collectively, the “Repurchase Documents”) to which such Repurchase Party is a party, and to perform, observe and comply with his, her or its agreements and obligations under each of the applicable Repurchase Documents. The Repurchase Documents are valid and binding obligations of each Repurchase Party, as applicable, enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

(ii)         The execution and delivery by each Repurchase Party of the Repurchase Documents to which each is a party, the performance by the Repurchase Parties of their respective agreements and obligations under the Repurchase Documents to which such Repurchase Party is a party, and the consummation of the Stock Repurchase Transactions pursuant to the Repurchase Documents will have been duly authorized by all necessary corporate action on the part of EQMI and do not and will not: (a) contravene any provision of EQMI’s Articles of Incorporation, Code of Regulations or shareholder agreement; (b) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the property of EQMI under, any Applicable Agreement; (c) violate or contravene any provision of any law, rule or regulation or any order or ruling thereunder or any decree, order or judgment of any Governmental Authority which would reasonably be expected to have a Material Adverse Effect; (d) require any waivers, consents or approvals by any of the creditors or trustees for creditors of EQMI or any other Person except those waivers, consents, or approvals which are obtained as of the Effective Date or which are not required to consummate the Stock Repurchase Transactions; or (e) require any Person to make any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules of the Federal Trade Commission thereunder.

(iii)        There are no proceedings pending or, to the knowledge of Borrowers, threatened, against any Borrower or any shareholder of Borrower which call into question the validity or enforceability of any of the Repurchase Documents.

(iv)        Pursuant to the Repurchase Documents, Borrower will become the owner, free and clear of any Liens (except any Permitted Liens) of all of the Capital Stock of EQMI held by each of the Fox Seller and the Kemner Seller. All consents and approvals of, and filings and permits with, and all other actions in respect of, all Governmental Authorities required in order to consummate the Stock Repurchase Transactions in accordance with the terms and conditions of the Repurchase Documents and all applicable laws have been, or prior to the time required, will have been, obtained, given, filed, taken or waived, and are in full force and effect. All applicable waiting periods with respect thereto have, or prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Stock Repurchase Transactions.

5.          Costs and Expenses. As a condition of this Amendment, Borrowers will promptly on demand pay or reimburse Bank for the costs and expenses incurred by Bank in connection with this Amendment, including, without limitation, Attorneys’ Fees.

6.          Release. Each Borrower hereby releases Bank from any and all liabilities, damages and claims arising from or in any way related to the Obligations or the Loan Documents, other than such liabilities, damages and claims which arise after the execution of this Amendment. The foregoing release does not release or discharge, or operate to waive performance by, Bank of its express agreements and obligations stated in the Loan Documents on and after the date of this Amendment.

7.          Default. Any default by Borrowers in the performance of Borrowers’ obligations under this Amendment shall constitute an Event of Default under the Financing Agreement.

8.          Continuing Effect of the Financing Agreement; Security. Except as expressly amended hereby, all of the provisions of the Financing Agreement are ratified and confirmed and remain in full force and effect. Borrowers and Bank hereby expressly intend that this Amendment shall not in any manner: (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Loan Collateral granted pursuant to the Loan Documents. Each Borrower ratifies and reaffirms any and all grants of Liens to Bank on the Loan Collateral as security for the Obligations, and each Borrower acknowledges and confirms that the grants of the Liens to Bank on the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first and best Liens on all of the Loan Collateral except to the extent, if any, of the Permitted Liens.

9.          One Agreement; References; Fax Signature. The Financing Agreement, as amended by this Amendment, will be construed as one agreement. All references in any of the Loan Documents to the Financing Agreement will be deemed to be references to the Financing Agreement as amended by this Amendment. This Amendment may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution thereof, and if so signed, (i) may be relied on by each party as if the documents were a manually signed original and (ii) will be binding on each party for all purposes.

10.         Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

11.         Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12.         Entire Agreement. This Amendment, together with the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment.

13.         Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles).

14.         Reaffirmation of Cross-Guaranty. Each Borrower hereby: (i) ratifies and reaffirms the Cross-Guaranty and (ii) acknowledges and agrees that no Borrower is released from its obligations under the Cross-Guaranty by reason of this Amendment or the other Loan Documents and that the obligations of each Borrower under the Cross-Guaranty extend, among other Obligations of Borrowers to Lender, to the Obligations of Borrowers under this Amendment and other Loan Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by Borrowers as of the Effective Date.

ENVIRONMENTAL QUALITY MANAGEMENT, INC.

By:	/s/ Jack S. Greber.
Jack S. Greber, Chief Executive Officer

EQ ENGINEERS, LLC

By:	/s/ Jack S. Greber
Jack S. Greber, Manager

Accepted at Cincinnati, Ohio
as of the Effective Date.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Aaron R. Sceva
Aaron R. Sceva, Banking Officer

REAFFIRMATION OF SUBORDINATION

The undersigned (“Subordinated Creditor”) hereby: (i) consents to the execution and delivery of the foregoing Fourth Amendment to Financing Agreement (the “Fourth Amendment”) made by Environmental Quality Management, Inc., an Ohio corporation (“EQMI”), and EQ Engineers, LLC, an Indiana limited liability company, to U.S. Bank National Association, a national banking association (“Lender”); (ii) ratifies and reaffirms its letter agreement regarding the Subordination of Agreement and Plan of Merger dated October 31, 2006, made by Subordinated Creditor to Lender (the “Subordination Agreement”); and (iii) acknowledges and agrees that Subordinated Creditor is not released from its obligations under the Subordination Agreement by reason of the Fourth Amendment or the documents, instruments or agreements executed in connection therewith and that the obligations of Subordinated Creditor under the Subordination Agreement extend, among other Obligations of EQMI to Lender and subject to the terms of the Subordination Agreement, to the Obligations of EQMI under the Fourth Amendment and the documents, instruments or agreements executed in connection therewith. Without limiting any of the foregoing, Subordinated Creditor further acknowledges receipt of a copy of the Fourth Amendment.

This Reaffirmation of Subordination (this “Reaffirmation”) shall not be construed, by implication or otherwise, as imposing any requirement that Lender notify or seek the consent of Subordinated Creditor relative to any past or future extension of credit, or modification, extension or other action with respect thereto, in order for any such extension of credit or modification, extension or other action with respect thereto to be subject to the Subordination Agreement.

All capitalized terms used in this Reaffirmation and not otherwise defined herein shall have the meanings ascribed thereto in the Fourth Amendment. This Reaffirmation may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof, and, if so signed: (i) may be relied on by Lender as if the document were a manually signed original and (ii) will be binding on Subordinated Creditor for all purposes.

IN WITNESS WHEREOF, the undersigned has executed this Reaffirmation to be effective as of the Effective Date.

ARGENTUM CAPITAL PARTNERS II, L.P.

By:	/s/ Walter H. Barandiaran
Name: Walter H. Barandiaran , Managing Member

SCHEDULE 9.18

(Capitalization; Warrants; Stock Restriction Agreements)

Capitalization and Warrants - See attached.

Existing Stock Restriction Agreements:

1.	Shareholders Agreement dated as of October 31, 2006, as amended by the Amendment to Shareholders Agreement dated as of April 23, 2008.

2.	Stock Restriction Agreements dated in 1991 and 1995, substantially in the form of that certain Stock Restriction Agreement dated as of April 10, 1995, between EQMI and John Miller.